Exhibit 10.1
ASSIGNMENT AND ASSUMPTION OF LEASE
     This ASSIGNMENT AND ASSUMPTION OF LEASE (the “Assignment”) is made as of May 1, 2006, by and between CANCERVAX CORPORATION, a Delaware corporation (“Assignor”), and AMERICAN BIOSCIENCE, INC., a California corporation (“Assignee”).
Recitals
     A. Original Lease. Assignor is the tenant under that certain Lease dated July 22, 1999 (the “Original Lease”) between Assignor (as successor in interest to John Wayne Cancer Institute, a non-profit corporation) and Marina Business Center, L.L.C., a Delaware limited liability company (as successor in interest to Spieker Properties, L.P., a California limited partnership, the “Landlord”), for 50,750 rentable square feet of space located at 4503 Glencoe Avenue, Marina Del Rey, California (the “Premises”).
     B. Amendments. The Original Lease was amended by: (a) that certain First Amendment of Lease dated October 1, 2001, (b) that certain Second Amendment to Lease dated September 4, 2002, (c) that certain Third Amendment dated November 14, 2003, and (d) that certain Fourth Amendment to Lease dated January 18, 2005. The Original Lease, as so amended, shall hereinafter be referred to as the “Lease.” Capitalized terms used herein without definition shall have the meaning given in the Lease. A copy of the Lease is attached hereto as Exhibit A.
     C. Assignment to Assignee. Assignor desires to assign all of Assignor’s right, title and interest in, to and under the Lease and the Premises to Assignee, and Assignee desires to assume and to perform all of Assignor’s duties and obligations under the Lease, all in accordance with the terms and conditions hereinafter set forth.
Agreement
     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Assignor and Assignee mutually agree as follows:
     1. Assignment. Assignor hereby assigns to Assignee all of its right, title and interest in, to and under the Lease and the Premises (including all of Assignor’s right, title and interest in and to any prepaid rents that have been paid by Assignor under the Lease for any period after the Commencement Date). Assignee accepts this assignment, assumes all of Assignor’s obligations under the Lease, and agrees to be bound by all of the provisions of the Lease and to perform all of the obligations of the tenant under the Lease as a direct obligation to Landlord from and after the Commencement Date. This assignment and assumption is made on, and subject to, all of the terms, conditions and covenants of this Assignment.
     2. Commencement Date. The “Commencement Date” of this Assignment shall be the later of: (a) the date that this Assignment is executed by both the Assignor and the Assignee, (b) the date the Landlord executes the Landlord Consent and Estoppel, and (c) May 1, 2006.
     3. Base Rent. Notwithstanding the foregoing, on the Commencement Date, Assignor hereby agrees to pay Landlord the Base Rent due and owing for the months of April, May and June, 2006. Assignee is hereby released of its obligation to pay Base Rent under the Lease for such months.

     4. Condition of Premises. The Premises will be delivered by Assignor to Assignee in “as is” condition with: (i) all those items of furniture, fixture and equipment set forth in Exhibit B, attached hereto (the “FF&E”), including the phone systems, hand sets and data connection systems, and (ii) all intangible personal property set forth in Exhibit C, attached hereto (the “Intangible Personal Property”). All FF&E and Intangible Personal Property will be and become the property of Assignee on the Commencement Date.
     5. Default Notices. Should Assignee receive written notice from Landlord with respect to any actual or purported breach or default by Assignee under the Lease, then Assignee shall deliver within three (3) business days after receipt thereof, a copy of such notice to Assignor. In the event that any of the events described in Section 26(A) of the Original Lease occurs, then Assignee shall deliver, on or before a date that is three (3) business days after the date upon which such event becomes an event of default under Section 26(A), written notice of such default or breach to Assignor. Should Assignor receive written notice from Landlord with respect to any actual or purported breach or default by Assignee under the Lease, then Assignor shall deliver, within three (3) business days after receipt thereof, a copy of such notice to Assignee.
     6. Assignor’s Cure Right. Having no obligation to do so, Assignor may cure any actual or purported default or breach under Section 26(A) of the Original Lease if (a) Assignee is not pursuing a cure for such default within five (5) business days of receiving notice of Assignee’s default. Assignee shall reimburse Assignor for the amount paid by Assignor to cure such default plus interest on such amount from the date incurred until the date paid at a rate of six percent (6%) per annum simple interest. Assignee shall pay any amount that Assignee must pay to Assignor pursuant to this Paragraph on or before the fifteenth (15th) day after Assignor demands payment.
     7. No Further Modification Without Assignor Consent. Assignee shall not modify or amend the Lease after the Commencement Date without first obtaining the express written consent of Assignor.
     8. Indemnification. Assignee shall protect, defend, indemnify and hold Assignor harmless from all costs, expenses, claims, causes of action and damages (including, without limitation, reasonable attorney fees and costs), which arise in connection with the Lease (as the same may be amended from time to time after the Commencement Date) and the Premises from and after the Commencement Date. Assignor shall protect, defend, indemnify and hold Assignee harmless from all costs, expenses, claims, causes of action and damages (including, without limitation, reasonable attorney fees and costs), which arose in connection with the Lease and the Premises (including, without limitation, any costs, expenses, claims, causes of action and damages with respect to any hazardous materials located on, about or under the Premises) prior to the Commencement Date.
     9. Rent Payments. Within two (2) business days after the date that each payment required to be made by the tenant under the Lease is due and payable by the tenant, Assignee shall deliver commercially reasonable evidence to Assignor that such payment was made on or before such date.

     10. Security Deposit. Assignor and Assignee shall cause Landlord to release Assignor’s existing letter of credit in the amount of $650,000. On or before the Commencement Date, Assignee shall replace such letter of credit with a new letter of credit in the amount of $650,000, naming Landlord as the beneficiary. In the event Assignee does not comply with the provisions of this Section 10, Assignor shall have the right to terminate this Assignment.
     11. Letter of Credit. On or before the Commencement Date, Assignor shall have delivered to Assignee an unconditional, irrevocable, standby letter of credit in the amount of $1,000,000, which letter of credit shall (i) be in form reasonably acceptable to Assignee, (ii) be issued by a financial institution selected by Assignor and reasonably acceptable to Assignee, (iii) be for the benefit of Assignee, and (iv) be payable in accordance with performing the removal of certain tenant improvements located on the Premises, as described in Article III.D of the Fourth Amendment to the Lease; provided, however, the Letter of Credit shall not be used to pay for improvements to the Premises, or damage to the Premises, caused by Assignee from and after the date hereof.
     12. Governing Law. This Assignment shall be governed by and construed under the internal laws of the State of California.
     13. Notice. Any notice, request, demand or other communication required or permitted hereunder shall be given in writing and sent by (a) personal delivery; (b) overnight nationwide delivery service with proof of delivery; or (c) registered or certified mail, return receipt requested, postage prepaid; and addressed to the parties at the addresses indicated below (or to any other address designated by Assignor or Assignee in writing and given in the manner set forth herein).
     (a) Assignor’s Address. If to Assignor, at the following address:
CancerVax Corporation
2110 Rutherford Road
Carlsbad, CA 92008
Attention: General Counsel
     (b) Assignee’s Address. If to Assignee, at the following address:
American Biosciences, Inc.
2730 Wilshire Blvd., Suite 500
Los Angeles, CA 90403
Attn: Richard Maroun, Esq.
Any notice or communication given in accordance with the foregoing shall be deemed to have been given as of the date of delivery.

     14. Attorneys Fees and Legal Expenses. In the event of any litigation between the parties hereto, concerning any breach of any of the covenants or agreements contained herein, or any material inaccuracies in any of the representations or warranties on the part of either party arising out of this Assignment, the prevailing party shall be entitled to reasonable attorneys fees and legal expenses, including, but not limited to, court costs.
     15. Further Assurances. Each party to this Assignment will, at its own cost and expense, execute and deliver such further documents and instruments and will take such other actions as may be reasonably required or appropriate to evidence or carry out the intent and purpose of this Assignment.
     16. Entire Assignment; Waiver. This Assignment constitutes the final, complete and exclusive statement between the parties to this Assignment pertaining to the terms of Assignor’s assignment of the Lease and the Premises to Assignee, supersedes all prior and contemporaneous understandings or agreements of the parties, and is binding on and inures to the benefit of their respective heirs, representatives, successors and assigns. Neither party has been induced to enter into this Assignment by, nor is either party relying on any representation or warranty outside those expressly set forth in this Assignment. Any agreement made after the date of this Assignment is ineffective to modify, waive, or terminate this Assignment, in whole or in part, unless that agreement is in writing, is signed by the parties to this Assignment, and specifically states that agreement modifies this Assignment.
     17. Severability. If any term or provision of this Assignment is, to any extent, held to be invalid or unenforceable, the remainder of this Assignment will not be affected, and each term or provision of this Assignment will be valid and be enforced to the fullest extent permitted by law. If the application of any term or provision of this Assignment to any person or circumstances is held to be invalid or unenforceable, the application of that term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected, and each term or provision of this Assignment will be valid and be enforced to the fullest extent permitted by law.
     18. Consent of Landlord. The Landlord’s written consent to this Assignment in accordance with Article 21 of the Lease is a condition precedent to the validity of this Assignment.
     19. Brokers. The parties to this Assignment represent and warrant to each other that neither party dealt with any broker or finder in connection with the consummation of this Assignment and each party agrees to protect, defend, indemnify, and hold the other party harmless from and against any and all claims or liabilities for brokerage commissions or finder’s fees arising out of that party’s acts in connection with this Assignment. The provisions of this Section 19 shall survive the expiration or earlier termination of this Assignment and the Lease.
     20. Section Headings. The section headings contained in this Assignment are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several sections hereof.

     21. Binding Effect. The terms and provisions of this Assignment shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.
     22. Counterpart. This Assignment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.
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     IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the date first above written.

ASSIGNOR:

CANCERVAX CORPORATION,
a Delaware corporation

	By:	/s/ David F. Hale

	Name:	David F. Hale

	Title:	President and CEO

ASSIGNEE:

AMERICAN BIOSCIENCES, INC.,
a California corporation

	By:	/s/ Richard E. Maroun

	Name:	Richard E. Maroun

	Title:	General Counsel